General Motors Asset Management[1]
Code of Ethics Amended and Effective March 1, 2008

1 General Motors Asset Management affiliates subject to

   the Code:
     General Motors Investment Management Corporation
     General Motors Trust Bank, National Association

GMAM Code of Ethics

Amended & Effective March 1, 2008

Appendices

Appendix A:	Winning with Integrity: Our Values and Guidelines for Employee Conduct
Appendix B:	Service on Outside Boards
Appendix C:	GM Insider Trading Policy

I.      Overview and Definitions

A.	Overview
• This is the Code of Ethics (the “Code”) for each of the following affiliates of General Motors Asset Management (“GMAM”):
• General Motors Investment Management Corporation (“GMIMCo”); and
• General Motors Trust Bank, National Association (“GMTB”).

GMIMCo and GMTB are referred to individually in the Code as a GMAM Entity and collectively as GMAM.

•

The Code sets forth the compliance policies and procedures applicable to Access Persons with respect to a GMAM Entity’s investment management and advisory business. The Code embodies a commitment to adhering to the highest standards of integrity and care for the benefit of GMAM’s Clients and activities. This commitment includes, but is not limited to, complying with all laws and regulations applicable to GMAM's activities. The Code incorporates General Motors Corporation’s (“GM”) Winning with Integrity: Our Values and Guidelines for Employee Conduct, the Table of Contents of which is available in Appendix A and which is available in its entirety at http://legal.gm.com/win/indes.jsp on the GM Socrates website.

• In particular, the Code covers the following activities:

• it prohibits certain activities by Access Persons that involve the potential for conflicts of interest;
• it prohibits certain kinds of personal securities trading by Access Persons;
• it requires all Access Persons to report securities holdings and transactions so that they can be reviewed for conflicts of interest and compliance with the Code; and
• it sets forth the processes for administering the Code.

•

Access Persons are expected to be thoroughly familiar with the procedures and policies set forth in the Code. Access Persons are also required to acknowledge that they have received, read and understand the Code and agree to comply with its provisions. Additionally, Access Persons involved in the operations of a registered investment company (“RIC”) are expected to be thoroughly familiar, and comply, with the procedures and policies set forth in the Code of Ethics for RICs Managed by GMIMCo.

• Access Persons are encouraged to direct questions or comments about the Code and matters relating to compliance with the Code to Compliance.

•

Access Persons are required to report promptly any violations of the Code, whether with respect to their own conduct or the conduct of others, to Compliance. The Chief Compliance Officer shall periodically review reports of all violations.

• Appropriate disciplinary action will be taken for failure to adhere to the policies and procedures described in the Code.

B.	Definitions

Key terms and phrases are identified in bold-faced type the first time they are used in the Code and have the meanings defined below or in the text in which they appear. To understand the Code, Access Persons need to read the definitions of these terms.

Access Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of a GMAM Entity, or other person who has asset management responsibilities or frequent interaction with Access Persons as determined by the Chief Compliance Officer and the General Counsel. Such other persons may include long-term temporaries, consultants and independent contractors. Any questions regarding whether a person is deemed to be an Access Person should be directed to the Chief Compliance Officer.

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a plan or other program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan may include payroll deduction plans, issuer dividend reinvestment programs (“ DRIPs”) or 401 (k) automatic investment plans.

Being Considered for Purchase or Sale applies to any Security, Derivative or Other Investment when a recommendation to Purchase or Sell that Security, Derivative or Other Investment has been made and communicated to a person (who may be another Access Person or a GMAM Entity committee) or, with respect to the person or committee making the recommendation, when such person or committee seriously considers making such a recommendation.

Beneficial Ownership means an interest in a Security, Derivative or Other Investment held by any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such Security, Derivative or Other Investment. The term “pecuniary interest” is defined to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Security, Derivative or Other Investment. A person is presumed to have an indirect pecuniary interest in Securities, Derivatives or Other Investments held by members of a person's Immediate Family. A person also has a beneficial interest in Securities, Derivatives or Other Investments held in the accounts of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement the person obtains or may obtain therefrom benefits substantially equivalent to those of ownership. Thus, for example, Securities, Derivatives or Other Investments held for a person's benefit in the names of others, such as nominees, trustees and other fiduciaries, and Securities held by any corporation which is controlled by a person (directly or through intermediaries) would be deemed to be beneficially owned by said person. In some cases a fiduciary, such as a trustee, may have Beneficial Ownership by having or sharing voting or investment power with respect to such Securities even if such person does not have a financial interest in the Securities.

Chief Compliance Officer means the person holding the title of Chief Compliance Officer of a GMAM Entity or if at any time there is no such person, such person as the board of directors of the GMAM Entity may designate.

Client means any person or entity to whom or in respect of which a GMAM Entity gives investment advice.

Compliance means any member of a GMAM Entity’s Compliance Department.

Derivative means any put, call or other option, futures contract, security futures product, swap contract (including total return swaps), forward contract, straddles or other form of derivative transaction.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fund means an investment company registered under the Investment Company Act.

General Counsel means the person holding the title of General Counsel of a GMAM entity.

GMAM Entity means GMIMCo, GMTB or GMTC and any other entity designated by the Chief Compliance Officer.

Immediate Family means any of the following who share the same household as the Access Person or are substantially dependent on such person for support: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, adoptive relationships and domestic partners.

Initial Public Offering generally refers to a company’s first offer of shares to the public, specifically, an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Investment Company Act means the Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) thereof or pursuant to rule 504, rule 505, or rule 506 under the Securities Act.

Other Investment means any investment (other than a Security or Derivative) in which a GMAM Entity invests on behalf of a Client. Examples of Other Investments include, but are not limited to, real estate (other than primary or secondary residences of the Access Person and/or members of such person’s Immediate Family and land to be used for the construction of such a residence), oil and gas leases, commodities or partnership interests. Questions concerning whether any other type of investment is characterized as an Other Investment should be directed to Compliance.

Personal Trade means any Purchase or Sale of a Security, Derivative or Other Investment in which an Access Person has, or as a result of such transaction acquires, directly or indirectly, Beneficial Ownership.

Promark Funds are certain of those funds managed by GMTB or GMIMCo and offered to participants in the GM Savings-Stock Purchase Program ("GM S-SPP").

Purchase of a Security, Derivative or Other Investment includes, for example, any exchange or other acquisition for value of any such item or an interest therein or the acquisition or exercise of an option, warrant or other right for the acquisition thereof, and entering into any contract providing therefor.

Reportable Security means any Security, Derivative or Other Investment (including ETFs) except:

(a) direct obligations of the Government of the United States;
(b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
(c)

shares issued by open-end Funds other than (i) any Fund for which a GMAM Entity serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act or (ii) any Fund whose investment adviser or principal underwriter controls a GMAM Entity, is controlled by the GMAM Entity, or is under common control with the GMAM Entity. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

Restricted Issuers List means the list maintained by Compliance and available to all Access Persons which identifies the trading prohibitions applicable to certain issuers whose Securities are restricted from Purchase or Sale by an Access Person without first receiving Pre-Clearance authorization.

Sale of a Security, Derivative or Other Investment includes, for example, any exchange or other disposition for value of any such item or an interest therein or the acquisition or exercise of an option or other right for the sale or other disposition thereof, and entering into any contract or other arrangement providing therefor.

Securities Act means the Securities Act of 1933, as amended.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. “Security” includes exchange-traded funds (“ETFs”).

II.      Statement of General Principles

The relationship with GMAM’s Clients is fiduciary in nature. This means that Access Persons are required to put the interests of GMAM’s Clients before their personal interests. The fiduciary duty is owed by all persons covered by the Code to each and all of GMAM’s Clients.

While it is not practical to discuss all legal and ethical issues that may arise in the course of a GMAM Entity’s business activities, the Code outlines the types of activities that are prohibited and provides examples of such activities. The Code encompasses not only legal requirements, but also general standards of integrity and fair dealing which should guide all Access Persons in acting on behalf of a GMAM Entity and its Clients. The Code also includes policies intended to help prevent Access Persons from becoming entangled in difficult or compromising situations where questions of compliance with legal standards may arise.

All Access Persons must adhere to the specific requirements set forth in the Code, including the requirements related to personal securities trading.

A.	Certain Legal Requirements

Access Persons must obey all laws and regulations applicable to a GMAM Entity's business, including but not limited to the Advisers Act, Securities Act, Exchange Act, Investment Company Act, ERISA, Sarbanes-Oxley Act of 2002, as amended, Title V of Gramm-Leach-Bliliey Act, as amended, Bank Secrecy Act, as amended, U.S. Patriot Act, as amended, and any rules adopted thereunder.

B.	Compliance with the Spirit of the Code

GMAM recognizes that sound, responsible personal securities trading by its Access Persons is an appropriate activity when it is not excessive in nature and done in a prudent manner. However, GMAM will not tolerate personal trading activity that is inconsistent with our duties to our Clients or which injures the reputation and professional standing of the organization. Therefore, technical compliance with the specific requirements of the Code will not insulate Access Persons from scrutiny should a review of their trades indicate breach of their duty of loyalty to GMAM’s Clients or otherwise pose a hazard to GMAM’s reputation and standing in the industry.

C.	Confidentiality

All information obtained by Access Persons about the activities, investment policies, holdings or business and operations of any GMAM Entity or its Clients that is not publicly available is to be kept confidential. Such information may be used or disclosed only in the discharge of an Access Person’s responsibilities. Confidential information may not be used or disclosed, in any manner whatsoever, to benefit personally, directly or indirectly, an Access Person, his or her family, friends, associates or any other person.

Each Access Person has an individual responsibility to safeguard information that is required to be kept confidential. Access to such information is to be granted solely in the discharge of an Access Person’s responsibilities and on a “need-to-know” basis. Approved access to such information does not confer authority to act as spokesman for a GMAM Entity or a Client concerning the information.

No Access Person shall discuss any proprietary investment or other activity of a GMAM Entity or a Client with any representative of the media unless such Access Person obtains permission from the Chief Executive Officer, the Chief Investment Officer or the President, who will consult with the General Counsel as necessary. All Access Persons are cautioned that there may be legal constraints on what may be discussed with the media depending upon the subject matter of the media discussion or other matters that a GMAM Entity or its affiliates or a Client may be involved in at the particular time and of which the Access Person may or may not be aware. Due to the potentially adverse consequences to a GMAM Entity and its affiliates or a Client of missteps in this area, any Access Person who intends to engage in any discussion with the media is urged to first consult with the Chief Executive Officer, the Chief Investment Officer or General Counsel. Additionally, responses to any inquiries by the media should be coordinated through GM’s Media Relations Group.

Access Persons are further restricted in the use of Material Nonpublic Information as described in Section III.B.

Any questions regarding the use or disclosure of information that is required to be kept confidential should be addressed to Compliance.

D.	Conflicts of Interest

Access Persons must at all times act in the sole and best interests of Clients. A Conflict of Interest means a direct or indirect personal interest on the part of an Access Person that could reasonably be considered to affect the judgment of such Access Person in fulfilling his or her responsibilities to a GMAM Entity or a GMAM Entity’s Client.

Access Persons must (i) avoid Conflicts of Interest and (ii) promptly advise their supervisor and Compliance of any potential Conflict of Interest. An Access Person’s supervisor and Compliance must also be advised of any action that might be construed as an attempt to exercise improper influence in connection with any investment decision to be made on behalf of a Client.

If an Access Person wishes to remain anonymous, actual or potential Conflicts of Interest may be reported to the GM Awareline (800/244-3460).

E.	Service on Boards of Non-GMAM Affiliated Companies

All Access Persons are subject to the restrictions with respect to service on the board of directors of a publicly traded company contained in the GM policy entitled “Serving on Outside Boards,” a copy of which is available in Appendix B.

Additionally, Access Persons who serve on the board of directors of an entity on behalf of a GMAM Client’s investment in such entity are required to (i) obtain prior approval of his/her supervisor and the Chief Executive Officer and (ii) promptly report such service to Compliance. Approval to serve on an entity’s board is obtained by completing and submitting an “Application for Indemnification in Connection with Service as Director, Officer, Trustee or Other Fiduciary of Non-GMAM Entity,” which is available on eLink (GMAM’s intranet site) under the “Legal” tab in the “Compliance Forms” folder.

III.      Prohibited Transactions and Activities

A.	Prohibitions Concerning GMAM Activities

No Access Person shall directly or indirectly:

	1.	employ any device, scheme, or artifice to defraud any Client or prospective Client;
	2.	engage in any transaction, practice or course of business which operates as a fraud or deceit upon any Client or prospective Client; or
	3.	engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

B.	Prohibitions Concerning Material Nonpublic Information

Material Nonpublic Information means any information about a company, Security, or the market therefor, that has not been generally disclosed to the public, when the disclosure of that information is likely to affect the price of that Security or is likely to be considered important by a reasonable investor in making an investment decision regarding such Security. Generally, any information that has not been posted on a website, distributed in a press release, disseminated by news services, contained in a filing with the Securities and Exchange Commission or otherwise been made available to investors or the public at large is considered not to have been generally disclosed to the public.

It is not illegal to learn of Material Nonpublic Information. However, it is a violation of federal and state securities laws for any person who is aware of Material Nonpublic Information (i) to Purchase or Sell Securities (whether for direct personal benefit or for the benefit of another) or (ii) to pass on the information to others who may Purchase or Sell Securities based on such information. In this regard, no Access Person may execute a Personal Trade in any Security at a time when such Access Person has any Material Nonpublic Information relating to such Security. Further, any Access Person who becomes aware of information that is Material Nonpublic Information is prohibited from engaging in any securities transaction on behalf of a Client or any other person (including, without limitation, such Access Person) or taking any action that would facilitate trading by any other person (including, without limitation, such Access Person) in any Security on the basis of such Material Nonpublic Information.

All Access Persons are required to report to Compliance any instance involving a company that, to an Access Person’s knowledge, has issued Securities held in or Being Considered for Purchase or Sale for a GMAM Entity Client account where the Access Person (i) receives information that may constitute Material Nonpublic Information regarding such company or (ii) is in a position possibly to receive Material Nonpublic Information regarding such company on a recurring basis (such as through service as a director, as an observer to a board of directors or through a relationship with company insiders or as a result of a confidentiality agreement with respect to the company).

All Access Persons are also required to be familiar with, and may be subject to restrictions contained in, the GM Insider Trading Policy which is available in Appendix C.

Any Access Person who becomes aware of any breach of the requirements restricting use of Material Nonpublic Information, including a leak of such information, shall immediately report such breach to Compliance.

C.	Restrictions Concerning Personal Trades

1.

No Access Person shall execute a Personal Trade in a Reportable Security which, to such person’s knowledge at the time of such Personal Trade, either is Being Considered for Purchase or Sale by a Client or is in the process of being Purchased or Sold by a Client.

2.

No Access Person shall execute a Personal Trade in a Reportable Security on the same day during which, to such Access Person’s knowledge, a Client has a pending or executed Purchase or Sale order in that same Reportable Security.

3.

No Access Person shall execute a Personal Trade in a Reportable Security within seven (7) calendar days after the date on which, to such Access Person’s knowledge, a Client Purchases or Sells that same Reportable Security.

4.

No Access Person shall execute a Personal Trade involving a Derivative with respect to GM; provided, however, that the mere exercise of GM or employee stock options shall not be subject to this restriction.

5.

Excessive trading by Access Persons in personal accounts is discouraged. While this Code does not define excessive trading, Access Persons should be aware that if their trades exceed forty-five (45) per calendar quarter, the trading activity will be reviewed by Compliance and the Access Person may be asked to explain the reason for such frequent trading. Trades effected in the GM S-SPP or through an Automatic Investment Plan will not count toward the 45 trade trigger.

	6.	Sections III.C.1, 2 and 3 shall not apply to Securities of an issuer that has a market capitalization of $10 billion or more at the time of the transactions.

	7.	Sections III.C.1, 2 and 3 shall not apply to any Purchase or Sale of a fund managed by GMTB or GMIMCo which is classified as a “Promark Fund.”

D	Pre-Clearance

Pre-Clearance or Pre-Clear means to obtain the written consent of Compliance prior to engaging in a specified activity. A Pre-Clearance request must be submitted to Compliance on a form prescribed by Compliance.

No Access Person may engage in the following types of transactions unless a Pre-Clearance request with respect to such trade is submitted to and approved in writing by Compliance:

1.

any trade in a Security, Derivative or Other Investment issued by, or in a Derivative with respect to, a company included on the Restricted Issuers List. The Restricted Issuers List is maintained by Compliance and made available to all Access Persons via eLink (GMAM’s intranet site). It is the responsibility of all Access Persons to review the Restricted Issuers List prior to trading; or

	2.	any Personal Trade involving a Purchase of a Security, Derivative or Other Investment that is being offered in a private placement, Initial Public Offering or Limited Offering .

IV.     Reporting Requirements

A.	Holdings Reports

1.

No later than ten (10) calendar days after becoming an Access Person, each Access Person is required to submit to Compliance an initial holdings report which includes (i) the title and type and, as applicable, the ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has Beneficial Ownership, (ii) the name of any broker, dealer or bank with which the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person and (iii) the date that the report is submitted by the Access Person. Note that Access Persons are not required to submit an Initial Holdings Report with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control.

2.

Thereafter, at least once during each twelve (12) month period on a date selected by Compliance, such Access Person is required to submit to Compliance a holdings report which includes (i) the title and type and, as applicable, the ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security of which the Access Person has Beneficial Ownership, (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person and (iii) the date that the report is submitted by the Access Person. Note that Access Persons are not required to submit an Annual Holdings Report with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control.

3.

The information contained in the (i) initial holdings report must be current as of a date no more than forty-five (45) calendar days prior to the date the person became an Access Person and (ii) subsequent holdings reports must be current as of a date no more than forty-five (45) calendar days prior to the date such report is submitted.

	4.	Holdings reports are to be filed on forms prescribed by Compliance.

	5.	If an Access Person has no reportable holdings, such Access Person nonetheless must file a report on a form prescribed by Compliance indicating that such Access Person has no information to report.

6.

Any holdings report may contain a statement that the report shall not be construed as an admission by the Access Person making such report that such person is a Beneficial Owner of one or more of the Reportable Securities listed in the report.

B.	Transactions Reports

1.

No later than thirty (30) calendar days after the close of each calendar quarter, each Access Person is required to submit to Compliance a report which includes (i) with respect to each transaction effected during such calendar quarter involving a Reportable Security in which the Access Person had (or as a result of the transaction acquired) Beneficial Ownership (a) the date of the transaction, the title, and as applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each such Reportable Security, (b) the nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition), (c) the price of the Reportable Security at which the transaction was effected and (d) the name of the broker, dealer or bank with or through which the transaction was effected, (ii) with respect to any new account established during the quarter by the Access Person in which any Securities were held for the direct or indirect benefit of the Access Person (a) the name of the broker, dealer or bank with whom the Access Person established the account and (b) the date the account was established, and (iii) the date that the report is submitted by the Access Person.

	2.	An Access Person is not required to report in such person’s transactions reports:

a.	transactions in Securities held in accounts over which the Access Person had no direct or indirect influences or control;

b.

those transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in the quarterly transactions reports; or

c.	transactions involving an Access Person’s GM S-SPP account, if any, which are reported to Compliance on behalf of the Access Person by the third party administrator of the GM S-SPP.

	3.	Reportable Securities acquired upon exercise of GM employee stock options are required to be reported by an Access Person in such person's transactions reports.

4.

Any transactions report may contain a statement that the report shall not be construed as an admission by the Access Person making such report that such person is a Beneficial Owner of one or more of the Reportable Securities listed in the report.

	5.	Transactions reports are to be filed on forms prescribed by Compliance.

6.

If an Access Person has no reportable transactions for a quarter, such Access Person nonetheless must file a report on a form prescribed by Compliance indicating that such Access Person has no information to report.

C.	Duplicate Confirmation and Account Statements

Where a Personal Trade in a Reportable Security is effected by an Access Person through a broker, dealer or bank, such Access Person is required to request such broker, dealer or bank to provide to Compliance in a timely manner a copy of the confirmation of such Personal Trade.

An Access Person also is required to request each broker, dealer or bank to provide to Compliance in a timely manner a copy of the periodic statements for those accounts in which such Access Person held Reportable Securities during a reporting period referred to in Section IV.B: Transaction Reports.

D.	Questionnaire on Conflicts of Interest and Outside Affiliations

Upon commencing employment, and annually thereafter, Access Persons must complete the Questionnaire on Conflicts of Interest and Outside Affiliations. In addition, the Compliance Department should be notified, and a Questionnaire completed, as soon as practicable after an Access Person learns of the existence of an actual or apparent conflict or his or her service in another business organization commences.

The Questionnaire will be distributed annually and is also available on E-Link under Legal/Compliance – Compliance Forms.

V.      Code Administration

A.	Code Compliance Certifications

• A GMAM Entity shall provide each Access Person with a copy of the Code and any amendments thereto either manually or electronically.

•

Access Persons are required to provide written acknowledgement to Compliance that they have received, read and understand the Code and any amendments thereto and that they will comply with the requirements thereof.

• Access Persons are required to certify on an annual basis that they (a) have submitted all of the reports required by the Code and (b) have not engaged in conduct prohibited by the Code.

B.	Exemptions to the Code

•

The Chief Compliance Officer may in writing grant an exemption from any provision of the Code to the extent that the Chief Compliance Officer concludes in such person’s reasonable judgment that such exemption is not inconsistent with applicable law.

•

In the event of ambiguity of or conflict between or among one or more provisions of the Code, the Chief Compliance Officer with the concurrence of the General Counsel shall have authority to interpret such provision(s) and such interpretation shall be final and binding.

C.	Sanctions

Sanctions may be imposed by any or all GMAM Entities for any violation of the Code with respect to any GMAM Entity. Such sanctions may include, but are not limited to, written censure, monetary penalties, disgorgement of profits derived from transactions effected in violation of Section III.C., and suspension or termination of employment or membership. Unless otherwise determined by the GMAM Chief Executive Officer (a) the specific sanction imposed for a violation of the Code will be based upon the recommendation of the Chief Compliance Officer and (b) such sanction will be approved by the Chief Executive Officer, General Counsel and a GM Human Resources representative prior to the time it is imposed. Notwithstanding the foregoing, if a person referred to in clause (a) or clause (b) of the preceding sentence is found to be the subject of a sanction, such person shall recuse himself or herself from recommending or approving such sanction (and, in the case of clause (b), if the Chief Executive Officer recuses herself then GM shall designate a GM officer to act in her place). Additionally, all material violations of the Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the respective GMAM Entity. Violations of the Code that also constitute violations of law, may be referred to appropriate governmental, regulatory or law enforcement authorities and may subject the violator to civil or criminal penalties.

CODE OF ETHICS

ACKNOWLEDGMENT

     I have received, read and understand the Code of Ethics amended as of March 1, 2008. I understand that the Code supplements GM policies referenced in the Code. I agree to comply with all of the policies set forth in these documents in connection with my employment.

Date: __________________, 200_	Signed: ________________________________
Name: ________________________________
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Appendix A
Winning With Integrity

TABLE OF CONTENTS

Table of Contents	3

Introduction	5
How These Guidelines Are Organized	5
How to Apply These Guidelines	5
Who Must Follow These Guidelines	5
Employees and Directors	5
Subsidiaries and Affiliates	5
Third Party Representatives of GM	5
Waivers	5
Raising an Integrity Concern	6
Accountability for Violation	6

Guidelines	7

Personal Integrity	7
Understanding the Rules	7
Acting With Integrity When the Rules Seem Unclear	7

Integrity in the Workplace	8
Fair Treatment and Respect	8
Equal Employment Opportunity	8
Health and Safety	8
Conflicts of Interest	9
Interests in Other Businesses	9
Supplier Relationships	10
Charitable Activities and Public Service	10
Outside Employment	10
Integrity of GM Information and Use of GM Property	10
Accurate Information, Records, and Communications	11
Use of Corporate Property	11
Company Vehicles	11
Internet/E-mail and Voice Mail	11
Confidential and Proprietary Information	12
Litigation and Investigations	12
Communicating with the Media	13

Integrity in the Marketplace	13
Gifts, Entertainment, and Gratuities	13
Receiving From Suppliers	13
Receiving From Others	14
Giving to Customers, Suppliers, Media, Financial Analysts	14
Giving to Government Officials or Union Representatives	15
Fair Competition	15
General	15
Relations With Competitors	15
Relations With Dealers, Distributors, and Resellers	15
International Consideration	15
Insider Trading	16

Integrity in Society and Our Communities	16
Avoiding Improper Payments to Government Officials	16
Export Compliance	17
General	17
Export Controls	17
Foreign Asset Controls	17
Anti-boycott Regulations	17

Integrity Toward the Environment	18
GM Environmental Principles	18
Environmental Performance Criteria	18
Compliance With the Law	18
Reporting Requirements	18
Record Keeping	19

Conclusion	19

Appendix B

GENERAL MOTORS POLICY CONCERNING EMPLOYEES SERVING ON OUTSIDE BOARDS OF DIRECTORS

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Revised August 10, 2004

BACKGROUND
This policy is intended to provide clarification and direction with regard to GM salaried employees serving on outside boards, whether at GM's request or at the employee's initiative. In some instances, provisions of this policy will also apply to retirees where undelivered incentive compensation or executive benefits depends upon the satisfactory performance of certain conditions. In these situations, prior written approval must be obtained before joining any board.

This policy also applies to membership on advisory councils and similar bodies, and to groups that oversee business entities other than corporations, such as limited liability companies, partnerships, banks, or trusts. This policy does not apply to the board of directors of any wholly owned subsidiary of GM or any business that is primarily owned by a member or members of the employee's family. Employees are not required to comply with the approval and notice provisions of this policy with regard to non-profit organizations such as professional or trade associations, health care or educational institutions, or charitable organizations but they should be sure to disclose their membership on such boards in complying with GM's conflict of interest policies, and should seek advice from their local personnel director or from the Global Compensation and Corporate Governance group (“GCCG”) if they have concerns about any potential conflicts of interest.

POLICY
As General Motors enters into joint ventures and strategic affiliations, it may request its employees to serve as directors on the boards of outside companies to ensure that GM's interests are represented. In addition, GM employees are increasingly invited by other companies to join their boards of directors. The Corporation recognizes that such opportunities may benefit the employee or GM, or even both, in certain limited instances. However, due to the increasing demands on employees of GM's global business and growing complexity of board assignments in light of recent developments in corporate governance as a result of the Sarbanes-Oxley Act of 2002 and other new governance and accounting requirements, the Corporation generally discourages GM employees from joining boards of outside for-profit companies.

In special circumstances where the assignment will be of benefit to both GM and the employee or where the employee is approaching retirement, participation on outside boards may be considered and carefully reviewed for appropriateness. If board membership is deemed appropriate, employees may serve on one board at a time if they obtain the prior approval of GM's Chief Executive Officer and the GM Board's Directors and Corporate Governance Committee (“DCG”). Any GM employee who serves as a director of a publicly traded corporation must take an approved director governance training program.

COMPENSATION

If the Employee Serves at GM’s Request
When GM employees join boards of other corporations at GM’s request, they do so as part of their job responsibilities, and their activities in this regard are covered by their regular GM compensation. Accordingly, all compensation or other remuneration paid to GM employees in consideration of their service as directors must be promptly remitted to GM. GM may also choose to request the other corporation not to pay all or some portion of the director compensation, or to pay it to another entity such as the GM Foundation. The employee may accept reimbursement from the other company or from GM for his or her actual expenses, provided that they are reasonable and customary, and not otherwise reimbursed by GM. It is expected that with the consent of the employee’s supervisor, an employee may use GM time and resources in performing the duties of a director.

Each GM employee serving on an outside board of directors at the request of GM is required to sign the attached agreement, including a blank letter of resignation (Attachment 1 32kb and Attachment 2 48kb), and deliver a copy to the GCCG. The agreement clearly establishes that the individual, in his or her capacity as an employee, is serving as an agent of GM when serving as a director to another corporation, and is required to treat any director compensation as described above. If these procedures are implemented, the employee should not be required to report the director compensation on his or her income tax return (Attachment 3 61kb).

If the Employee Serves at Own Initiative
While GM may permit employees to serve on the boards of other companies in limited situations, such employee-initiated service is not ordinarily part of that employee's normal job responsibilities. Accordingly, it is expected that an executive would use personal time, such as vacation, to the extent practicable to perform the duties of a director, and would avoid using GM resources, unless specifically authorized. In such circumstances, the GM executive is free to retain all compensation and reimbursement for expenses related to service on the board of directors, provided they are reasonable and customary.

INDEMNIFICATION
GM employees who serve as directors of other corporations at the request of GM are eligible for coverage under GM’s directors and officers’ insurance and for indemnification pursuant to Delaware law and the GM bylaws.

APPROVAL AND NOTICE

General

•	Senior management, the CEO, and the DCG must approve employee participation on any outside board of directors before the employee may accept the appointment
•

As a general rule, in recognition of the demanding nature and time constraints of many salaried positions at GM, participation on outside boards will be discouraged, or limited to one board assignment at any given time in appropriate circumstances

•	Non-compensated activities on behalf of charitable, civic, religious, or educational organizations are excluded from this approval requirement:
• Employees are encouraged to serve as volunteers for charitable organizations as the demands of their GM employment allow, so long as no conflict of interest is present
• Approval for such activity is generally not required unless time away from regularly scheduled working hours is requested
•	Employees generally should not serve as directors of a supplier, dealer, or competitor of the Corporation

In addition, employees may not serve as officers or directors of banks, bank holding companies, savings and loan associations, credit unions, or insurance companies without the prior approval of the Treasurer in addition to any other required approvals

Review Process and Information Required

•	Prior to accepting an appointment to an outside Board, the employee must first obtain the support of an immediate supervisor and the appropriate Automotive Strategy Board member
•

The request must be reviewed and approved by the employee’s immediate supervisor and the member of the Automotive Strategy Board (or delegate) responsible for the area in which the employee works. This review will include balancing potential costs and benefits to the employee, as well as to GM, and confirming necessary plans for handling work load and time demands created by the employee’s new responsibility.

•	To facilitate further review, the following information will then be provided to the GCCG staff:
	•	Company name
	•	Location of corporate headquarters
	•	Nature of business
	•	Any known supplier/competitor relationship. In the case of a supplier, annual revenue data and purchasing agreement information must be provided
	•	Proposed position (director, member of advisory board, etc.)
	•	Company’s current annual report and proxy statement (for a publicly owned company)
	•	Duration of the desired Board term
	•	Number of meetings/activities per year/month and associated time commitment
	•	Compensation
	•	Other information, as required

•		Upon receipt of a request, GCCG will initiate and coordinate the review process
•

The Legal Staff will review legal, competitive, and supplier relationships and note any factors that may warrant special review or consideration, including potential issues related to antitrust, conflicts of interest, compliance with securities laws, etc.

	•	A review of requesting Corporation and its directors will be undertaken to determine any recent activity that would mitigate the desirability of having a GM employee on its Board
•

The Treasurer’s Office will review and approve any situations involving other banking institutions. As a general rule, participation on the board of a banking institution, bank holding company, savings and loan association, credit union, or insurance company is not allowed

	•	GCCG will conduct final review, including form and amount of compensation, time away from work, etc

•

Following completion of all reviews, GCCG will forward the request to the Directors and Corporate Governance Committee for review and approval. When approved, GCCG will notify the employee and ASB member (or other appropriate leadership) of the decision in writing

	•	Letter will address limitations or restrictions (if any) associated with acceptance
•	GCCG will be responsible for maintaining a record of all directorships approved and held by GM employees
	•	Where the appointment is at the request of GM, Corporate Risk Management will be advised when the appointment becomes effective

Appendix C

General Motors Insider Trading Policy

Revised: August 2007

Effective Date: September 1, 2007

Policy

The following GM Insider Trading Policy explains your responsibilities as a GM employee relating to purchases and sales of GM securities. In some cases, our policy goes beyond the minimum requirements of the law to avoid any appearance of impropriety and to protect both your reputation and ours. Simply put, it is illegal for you to buy or sell any GM security while you are in possession of material non-public information or to pass such information to others who then buy or sell a GM security. For purposes of this Policy, options on a GM security which are publicly traded are considered to be a GM security, even though they are not issued by GM. An employee who fails to follow this Policy could, as a maximum penalty, lose his or her job, be imprisoned for up to ten years, be fined up to $1 million and have to forfeit up to three times the profits gained or losses avoided.

What is Material Non-Public Information?

“Non-public information” consists of information that is known within GM that has not been publicly released. “Material” information is information that a reasonable investor would consider important in deciding to buy, sell or hold a GM security. Material information can be favorable or unfavorable. Some examples of information that could be considered material include:

•	Significant changes in sales volumes, market share, production scheduling, product pricing or mix of sales

•	Changes in debt ratings or analyst upgrades or downgrades of a GM security

•	Earnings and dividends

•	Major business acquisitions or dispositions

•	Material labor negotiations or disputes, including possible strikes

•	Financial, sales and other significant internal business forecasts

•	Significant changes in accounting treatment, write-offs or effective tax rate

•	Changes in top management

•	Stock splits

This list is simply illustrative -- it is not intended to be exhaustive or comprehensive. Whether any particular information could be considered material by a “reasonable” investor depends on the specific circumstances existing at a particular point of time. A major factor in determining whether any information is material is the known or potential impact of that information on GM’s financial condition, results of operations, or liquidity. Simply because information in your possession may come within the scope of one of the topics listed above does not necessarily make that information material. If you are in doubt as to whether non-public information you have is material, you should err on the side of conservatism and treat the information as if it was material.

What is Prohibited?

You may not purchase or sell a GM security while you possess material non-public information. In addition, it is illegal for you to pass material non-public information on to others who then trade a GM security. Accordingly, you must not:

• Provide material non-public information to family members, business acquaintances, or friends

• Recommend to anyone that they buy or sell a GM security while you are in possession of material non-public information, even if you do not disclose the specific information to that person

• Disclose material non-public information to any GM employee who does not need to know the information to do their job.

If you provide a “tip” to someone who then buys or sells a GM security, whether or not you trade, both you and the “tippee” can be convicted of insider trading and be subject to the penalties described above. For these same reasons, you should never discuss material non-public information in public places.

Who is Covered by this Policy?

All GM employees are covered by this Policy, not just executives.

When May You Trade?

If you are not a GM officer and you do not have material non-public information, you may trade GM securities at any time. If you possess non-public information, you must use your own good judgment to determine whether the non-public information you possess is material. The mere perception by your friends or business colleagues that you traded on material non-public information could damage both GM’s and your reputation and expose you to potentially serious consequences. To avoid the perception of insider trading and to avoid second-guessing of your trading by others, who may have the benefit of hindsight, you should be very cautious when deciding whether you possess material non-public information.

If you do not possess material non-public information, but because of the nature of your job you are sensitive to how others might judge your trading in GM securities, the safest time to trade in GM securities is during the “window” period beginning on the third day after earnings are announced and ending on the last business day of the middle month of each quarter. However, even in a “window” period you cannot trade GM securities if you possess material non-public information. If you are a GM officer, you may buy or sell GM securities only during this “window” period, but only after first checking with one of the designated contacts on the GM Legal Staff.

If you are in possession of material non-public information that becomes known to the investing public, you may buy or sell GM securities two days after the date such information has been publicly released.

Trading Within GM Investment and Incentive Plans

If you have previously established regularly scheduled purchases within the GM Savings-Stock Purchase Program, the GM Dividend Reinvestment Plan or any GM Deferred Compensation Plan, these purchases can continue even if you are in possession of material non-public information, since the timing of the purchases is not in your control. However, with these company sponsored investment plans, you must not initiate or increase purchases of a relevant GM security or make transfers into or from the relevant GM security while you are in possession of material non-public information relating to that security.

You may exercise a stock option for cash or stock while you are in possession of material non-public information, since no sale of stock is involved and the option exercise price was pre-established. However, you cannot do a “cashless” stock option exercise while in possession of material non-public information since this type of exercise requires a sale of GM stock.

Are There Valid Excuses for Insider Trading?

There are no valid excuses for insider trading. There are no financial hardship exemptions. It does not matter that you need money to buy a house or pay for college or medical expenses. There is no exception for small trades. Losing money is not a defense. If you have material non-public information – don’t trade. If in doubt – don’t trade. Always assume your trading or advice to others will be scrutinized with twenty-twenty hindsight and presume the worst outcome.

Prohibitions on Trading in Securities of GM Suppliers or Others Doing Business with GM

If you obtain material non-public information concerning a supplier, a potential supplier or other corporation doing or contemplating doing business with GM, the law considers you to be an insider of that corporation and, therefore, you may not purchase or sell such corporation’s securities or make trading recommendations to others. If you do, you may be subject to all the penalties for insider trading previously described. You must also always remember that information which may not be material to GM because of our large size may be material to a supplier or other corporation.

This insider trading policy is in addition to existing conflict of interest policies prohibiting or restricting your investing in GM suppliers, potential suppliers and business partners. (See, “Winning With Integrity,” available on Socrates.)

Trading in Publicly Traded GM Options

If you are an officer, director or member of a strategy board of GM, or work in the Treasurer’s Office, Legal Staff, or any finance unit of GM, you must not purchase or sell puts, calls or other publicly traded options relating to GM securities. All other employees are strongly urged not to trade such publicly traded GM options. Such trading is inherently speculative and can easily be interpreted with the benefit of hindsight as trading based on material non-public information.

Additional Prohibitions Applicable Only to GM Officers Subject to Section 16

GM officers subject to Section 16, whether or not in possession of material non-public information, are legally prohibited from purchasing a GM security within six months before or after a sale of the same type of security (regardless of whether the purchase or the sale occurs first). This law applies only to GM officers who are subject to Section 16.

Directors

GM Directors are covered by this Policy to the same extent as GM officers.

Questions

If you have a question regarding whether you have material non-public information, discuss it with your supervisor. You may also contact the GM Legal Staff if you have any questions concerning this Policy or to discuss whether you may trade. GM officers subject to Section 16 must personally call the Legal Staff to discuss any proposed transaction in a GM security.

Supplemental Insider Trading Information

On October 23, 2000, the SEC made effective three new rules on insider trading that affect all GM employees. The first rule provides that if you trade while aware of material non-public information, you could be guilty of insider trading. The second rule provides a “safe harbor” for trades made pursuant to certain pre-existing “plans” that permit persons having material non-public information to make purchases or sales during periods when they are aware of such non-public material information. The third rule codifies the “misappropriation” theory that it is insider trading to purchase or sell securities on the basis of, or the communication of, material non-public information misappropriated in breach of a duty of trust or confidence.

The first new rule clarifies what connection is necessary between an insider’s possession of material non-public trading and his or her trading. Some courts had held that an insider had to actually “use” the non-public information when purchasing or selling a security to be guilty of insider trading. The SEC adopted the new rule to make clear that “use” of material non-public information need not be proven; instead, you may be convicted if it is shown that you traded while “aware” of non-public information. The awareness standard reflects the common sense notion that a trader who is aware of insider information when making a trading decision inevitably makes use of the information.

The second new rule provides flexibility to executives who wish to structure securities trading plans and strategies during periods when they are not aware of material non-public information and cannot exercise any influence over the trading transaction if they do become aware of such information.

The new rule establishes an affirmative defense if you are accused of trading on material non-public information. In order for you to use this defense:

•  First, you must demonstrate that before becoming aware of the material non public information, either you had (1) entered into a binding contract to purchase or sell the security, (2) provided written instructions to another person to exercise the trade for your account, or (3) adopted a written plan for trading securities.

•  Second, you must demonstrate that, with respect to the purchase or sale, the contract, instructions, or plan either: (1) expressly specified the amount (either a specified number of shares or a specified dollar value of securities), price (either a specific market price on a particular date, or a limit price, or a particular dollar price), and date (either the specific day of the year on which a market order is to be executed, or a day or days of the year on which a limit order is in force) or (2) provided a written formula or algorithm, or computer program, for determining amounts, prices and dates and (3) did not permit you to exercise any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who did exercise such influence was not aware of the material non-public information when doing so.

•  Third, you must demonstrate that the purchase or sale that occurred was pursuant to the prior contract, instruction, or plan. A purchase or sale is not pursuant to a contract, instruction or plan if, among other things, you altered or deviated from the contract, instruction, or plan or entered into or altered a corresponding or hedging transaction or position with respect to those securities.

The affirmative defense described above is designed to cover situations in which you can demonstrate that the material non-public information was not a factor in the trading decision. This rule provides flexibility to those of you who would like to plan securities transactions in advance at a time when you are not aware of material non-public information, and then carry out those pre-planned transactions at a later time, even if you later became aware of material non-public information. For example, if you want to adopt a plan for exercising cashless stock options, you could, during a period while you are not aware of material non-public information, adopt a written plan that contained a formula for determining the specified percentage of your vested options to be exercised and/or sold at or above a specific price.

Of course, any plan must not be part of a scheme to evade the insider trading prohibitions and must be entered into by you in good faith.

If you decide to adopt a plan, enter into a contract or provide binding written instructions to another person (such as a broker), you must do so only on a date when you are not aware of material non-public information. Likewise, any amendments to a plan or contract or changes to binding instructions can only be made on a day you are not aware of material non-public information. If you intend to enter into a plan, contract or give written binding instructions to another, you must first obtain the written approval of the General Motors Legal Staff of your specific plan, contract or instructions. The Legal Staff will not draft such documents for you; you should be able to obtain them from your personal financial advisor, lawyer or broker.

The third new rule, which codified the “misappropriation” theory developed by court decisions, states that if you trade securities on the basis of, or the communication of, material non-public information misappropriated in breach of a duty of trust or confidence, you are guilty of insider trading. In other words, it is insider trading if a non-insider wrongfully acquires material non-public information from a person that has been entrusted with material non-public information and trades on the basis of that information thereby violating a duty of trust and confidence owed to his or her source. The rule presumes that your spouse, parents, children or siblings are persons that have a duty of trust or confidence to you.

These new rules will be further interpreted over the years by the courts and the SEC; specifically, on how often plans, contracts and instructions can be changed. Too many changes in a plan may leave a person open to charges that there really isn’t a plan in existence. It is expected that until the rules become more established, most executives will continue to simply sell and purchase securities when they are not in possession of material non-public information and GM officers subject to Section 16 and directors will continue to enter into non-exempt transactions only during regular window periods.

If you are a GM officer subject to Section 16 or a director, you must bear in mind an additional complication if you decide to draft a contract, plan or give written instructions to take advantage of the new rules. GM officers subject to Section 16 and directors must keep all non-exempt purchases and sales six months apart or they will forfeit their profits. This, of course, becomes very tricky when the timing of certain transactions may be out of your hands. Also, GM officers subject to Section 16 and directors must keep track of any purchases or sales that take place automatically so that they can continue to timely file their Form 4’s.

AFFECTED BUSINESS UNITS

This policy affects all Regional Business Units and Corporate Staffs, as well as any GM subsidiary or joint venture.